SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM N-8A

         NOTIFICATION OF REGISTRATION FILED PURSUANT TO
       SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange
Commission that it registers under and pursuant to the provisions of Section 8(a) of the
Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

A.   Name:

                VARIABLE ANNUITY-1 SERIES ACCOUNT

B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                     8515 East Orchard Road
                   Englewood, Colorado  80111

C.   Telephone Number (including area code):

                         (303) 689-3000

D.   Name and address of agent for service of process:

                       WILLIAM T. McCALLUM
                     8515 East Orchard Road
                   Englewood, Colorado  80111

     Copies to:

                         JAMES F. JORDEN
               Jorden Burt Berenson & Johnson LLP
                 1025 Thomas Jefferson St., N.W.
                         Suite 400 East
                  Washington, D.C.  20007-0805

E.   Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the
     Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                    YES  [X]                 NO   [  ]


                                1

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the
Registrant has caused this notification of registration to be duly signed on behalf of the
Registrant in the City of Englewood, Colorado, on the  13th  day of  February
 , 1996.


[SEAL]
                              VARIABLE ANNUITY-1 SERIES ACCOUNT
                                             (Registrant)




                               By: /s/ W.T. McCallum
                                   W.T. McCallum, President and
                                   Chief Executive Officer of
                                   Great-West Life & Annuity
                                   Insurance Company

                              GREAT-WEST LIFE & ANNUITY
                              INSURANCE COMPANY
                                   (Sponsor)



                               By: /s/ W.T. McCallum
                                   W.T. McCallum, President and
                                   Chief Executive Officer



Attest:  /s/ D.C. Lennox
         D.C. Lennox, Senior Vice President,
         General Counsel and Secretary













                                2